CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 15, 2009 with respect to the consolidated balance sheet of Genoil Inc. as at December 31, 2008 and the consolidated statement of loss, comprehensive loss and deficit and cash flows for the year ended December 31, 2008 which is included in the Company’s Annual Report Form 20-F filing.

MEYERS NORRIS PENNY LLP Chartered Accountants Calgary, Canada June 22, 2009